In spite of what is established in the preceding paragraph, there will be no limitation as to the amount whenever the acquisition refers to credits which other financial entities (banks, savings banks, credit co-operatives, etc., registered with the Bank of Spain) have granted to their customers, i.e. included in the credit portfolio of the entity in question, although the latter may in turn have acquired them from another financial entity and they are not originally granted by it; or when the assignment refers to credits belonging to the portfolio of Banco Santander, S.A., either those granted to its customers or those which the Bank has previously acquired from another financial entity; and whether they are total or partial acquisitions or assignments related to the credit or credits in question, and the credits themselves of whatever type, either in instrumental form (policy, deed, bills, promissory notes or other type of security) or the additional guarantees they might have (pledges of all types; mortgages, etc.).

f) To establish in favour of the Bank mortgages and other encumbrances on real estate property to guarantee credit and loan operations to which the Bank is a party, or as assurance of guarantees and other obligations which are pending with respect to such operations, the determination of the term, interest and distribution of charges being at his discretion and whenever it is inherent in the contracts in question.

g) To modify, assign or subrogate and cancel the mortgages and other real rights, including entries in the Property Register which are established in favour of the Bank, giving and issuing, on behalf of the latter, acquittals of debt and final settlements of accounts or declaring as discharged the obligations to which the encumbrances refer.

h) To compromise regarding property and rights and to submit to the decision of arbitrators or mediators any questions or differences affecting the Corporation.

i) To appear in cases of hereditary succession of its debtors, suspensions of payments and bankruptcy proceedings; to approve and oppose inventories or agreements; to participate and give his vote in any meeting held for the above purposes, either judicial or extrajudicial; to accept or reject any resolutions made to such effect; to sign judicial or extrajudicial agreements and give any necessary guarantees; to seize and accept property.

j) As guarantee of the obligations of third parties and on their behalf, whether such third parties be individuals or legal entities, and according to the conditions and clauses he considers appropriate, he may establish, modify or withdraw or cancel any type of surety or guarantee before any department, body or unit of the Central, Provincial or Municipal Government, the Autonomous Communities and the bodies reporting to them, autonomous or paragovernmental bodies, ordinary and special Courts of Law (including courts of administrative or financial litigation), Labour Courts and the Central Labour Court, official Banks and Savings Banks, and in general, before any public body, as well as before any type of corporation or individual, making, if applicable, the required deposits of cash or securities, with or without the need to travel to the place in question, being able to obligate the Bank (including joint and several obligation with the principal debtor, thus waiving the benefit of priority, excussio and division) the only limitation being that if the commitment undertaken on the occasion of providing the guarantee exceeds five hundred million pesetas, the operation should have been approved by the Board of Directors or the Executive Committee. Such approval should be accredited by the appropriate certification issued by the Secretary of the aforementioned Board or Committee, or the acting Secretary, with the signature of approval of the Chairman or acting Chairman.

k) To proceed, without any limitation, to take all type of action and to present claims and appeals before Courts of any jurisdiction, including the Constitutional Court, and particularly before jurisdiction for suits under administrative law; to respond to interrogatories and make depositions; to file complaints and charges and ratify them.

DIANA WEBB DAVIES
MARTINEZ CAMPOS, 26
TEL. 342 33 13 • FAX: 342 33 21
28010 MADRID
INTERPRETE JURADO